Exhibit F-2

                     [Letterhead of Ryan, Russell, Ogden & Seltzer LLP]





                                  May 17, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

            Re:   SEC File No. 70-9629
                  --------------------

Ladies and Gentlemen:

            We have examined the Application on Form U-1, dated February 18, 2000, under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed by GPU, Inc. ("GPU") with the Securities and Exchange Commission and docketed in SEC File No. 70-9629, as amended by Amendment No. 1 thereto, dated March 30, 2000, Amendment No. 2 thereto, dated this date, of which this opinion is to be a part. (The Application, as so amended and as thus to be amended, is hereinafter referred to as the "Application").

            The Application contemplates, among other things, that GPU would acquire approximately 36% of the common stock, $0.01 par value, of UMICO Holdings, Inc. ("UMICO") in exchange for all of GPU's current interests in Utilities Mutual Insurance Company ("UMI"), a mutual insurance company in the process of demutualization.

            We have been Pennsylvania counsel to GPU and to its Pennsylvania subsidiaries for many years. In such capacity, we have participated in various Pennsylvania proceedings relating to GPU and its Pennsylvania subsidiaries.

            We have examined copies, signed, certified or otherwise proven to our satisfaction of the charter documents and by-laws of GPU. We have also examined such other documents, instruments and agreements and have made such further investigation as we have deemed necessary as a basis for this opinion.


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Securities and Exchange Commission
May 17, 2000
Page 2



            We are members of the Bar of the Commonwealth of Pennsylvania and do not purport to be expert in the laws of any other jurisdiction.

            Based upon the foregoing, we are of the opinion, insofar as matters of Pennsylvania law are concerned, that,

                  (a) all Pennsylvania laws applicable to the proposed transactions have been complied with (except that we express no view with respect to any state "blue sky" or securities laws that will have been complied with); and

                  (b)   GPU  is  validly   organized   and  duly   subsisting
in the Commonwealth of Pennsylvania.

            We hereby consent to the filing of this opinion as an exhibit to the Application and in any proceedings before the Commission that may be held in connection therewith.

                                        Very truly yours,

                                        RYAN, RUSSELL, OGDEN & SELTZER LLP